Exhibit 4.1

FIRST AMENDMENT TO

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

This FIRST AMENDMENT TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), dated as of January 20, 2009, is entered into among REGAL CINEMAS CORPORATION, a Delaware corporation (the “Borrower”), the GUARANTORS (as defined in the Credit Agreement referred to below), REGAL ENTERTAINMENT HOLDINGS, INC., a Delaware corporation (“Holdings”), the LENDERS (as defined in the Credit Agreement referred to below), and CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as administrative agent and collateral agent for the Lenders (the “Administrative Agent”).

RECITALS

WHEREAS, the Borrower, the Administrative Agent, Credit Suisse Securities (USA) LLC, as sole lead arranger and sole book runner, and the Lenders from time to time party thereto entered into that certain Fifth Amended and Restated Credit Agreement, dated as of October 27, 2006 (the “Credit Agreement”); and

WHEREAS, the Borrower has requested that the Requisite Lenders make certain amendments to the Credit Agreement as provided herein.

NOW, THEREFORE, in consideration of the covenants made hereunder, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.           Definitions.  Capitalized terms used herein and not otherwise defined shall have the meanings set forth for such terms in the Credit Agreement.

SECTION 2.           Amendments to Credit Agreement.

(a)   Amendments to Section 1.1.  Section 1.1 of the Credit Agreement is hereby amended in the following respects:

(i)            Section 1.1 of the Credit Agreement is hereby amended by inserting the following new definitions therein in the appropriate alphabetical order:

“Acceptable Price” as defined in the definition of “Dutch Auction”.

“Affiliated Lender” means each of Holdings and Parent.

“Affiliated Lender Purchase” means a purchase of Term Loans by an Affiliated Lender pursuant to a Dutch Auction in accordance with the provisions of Section 9.6.

“Applicable Discount” as defined in the definition of “Dutch Auction”.

“Dutch Auction” means one or more purchases by an Affiliated Lender totaling up to $300,000,000 aggregate principal amount of Term Loans (the “Purchase”) at any time or times during the period commencing with the First Amendment Effective Date and ending on the date that is 270 days after (and including)

the First Amendment Effective Date; provided that each such purchase is made on the following basis:

(i)  such Affiliated Lender will notify the Administrative Agent in writing (a “Purchase Notice”) (and the Administrative Agent will deliver such Purchase Notice to all of the Lenders holding Term Loans) that such Affiliated Lender wishes to make an offer to purchase Term Loans in an aggregate principal amount as is specified by such Affiliated Lender (the “Purchase Amount”) subject to a range or minimum discount to par expressed as a price at which range or price such Affiliated Lender would consummate the Purchase (the “Offer Price”); provided that (x) the Purchase Notice shall specify that each Return Bid (as defined below) must be submitted by a date and time to be specified in the Purchase Notice, which date shall be no earlier than the second Business Day following the date of the Purchase Notice and no later than the fifth Business Day following the date of the Purchase Notice; (y) at the time of delivery of the Purchase Notice to the Administrative Agent, no Default or Event of Default shall have occurred and be continuing or would result therefrom (which condition shall be certified as being satisfied in such Purchase Notice); and (z) the Purchase Amount specified in each Purchase Notice delivered by such Affiliated Lender to the Administrative Agent shall not be less than $10,000,000 in the aggregate;

(ii)  such Affiliated Lender will allow each Lender holding Term Loans to submit a notice of participation (each, a “Return Bid”) which shall specify (x) one or more discounts to par of such Lender’s Term Loans expressed as a price (each, an “Acceptable Price”) (but in no event will any such Acceptable Price be greater than the highest Offer Price for the Purchase subject to such Purchase Notice) and (y) the principal amount of such Lender’s Term Loans at which such Lender is willing to permit a purchase of all or a portion of its Term Loans to occur at each such Acceptable Price (the “Reply Amount”);

(iii)  based on the Acceptable Prices and Reply Amounts of the Term Loans as are specified by the Lenders, the Administrative Agent in consultation with such Affiliated Lender, will determine the applicable discount (the “Applicable Discount”) which will be the lower of (A) the lowest Acceptable Price at which such Affiliated Lender can complete the Purchase for the entire Purchase Amount and (B) in the event that the aggregate Reply Amounts relating to such Purchase Notice are insufficient to allow such Affiliated Lender to complete a purchase of the entire Purchase Amount, the highest Acceptable Price that is less than or equal to the Offer Price;

(iv)  such Affiliated Lender shall purchase Term Loans (or the respective portions thereof) from each Lender with one or more Acceptable Prices that are equal to or less than the Applicable Discount (“Qualifying Bids”) at the Applicable Discount (such Term Loans being referred to as “Qualifying Loans” and such Lenders being referred to as “Qualifying Lenders”), subject to clauses (v), (vi), (vii) and (viii) below;

(v) such Affiliated Lender shall purchase the Qualifying Loans offered by the Qualifying Lenders at the Applicable Discount; provided that if the aggregate principal amount required to purchase the Qualifying Loans would exceed the Purchase Amount, such Affiliated Lender shall purchase Qualifying Loans ratably based on the aggregate principal amounts of all such Qualifying Loans tendered by each such Qualifying Lender;

(vi)  the Purchase shall be consummated pursuant to and in accordance with Section 9.6(c), (d) and (k) and, to the extent not otherwise provided herein, shall otherwise be consummated pursuant to procedures (including as to timing, rounding and minimum amounts, Interest Periods, and other notices by such Affiliated Lender) mutually acceptable to the Administrative Agent and such Affiliated Lender (provided that such Purchase shall be required to be consummated no later than five (5) Business Days after the time that Return Bids are required to be submitted by the Lenders pursuant to the applicable Purchase Notice);

(vii)  at the time of the Purchase, there shall be no outstanding Revolving Loans;

(viii)  upon submission by a Lender of a Return Bid, subject to the foregoing clause (vii), such Lender will be irrevocably obligated to sell the entirety or its pro rata portion (as applicable pursuant to clause (v) above) of the Reply Amount at the Applicable Discount plus accrued and unpaid interest through the date of purchase to such Affiliated Lender pursuant to Section 9.6 and as otherwise provided herein.

“First Amendment Effective Date” means January 20, 2009.

“Holdings Cancellation” means the cancellation and forgiveness by Holdings of all Term Loans and related Obligations acquired in connection with an Affiliated Lender Purchase or a Parent Contribution, which cancellation shall be consummated as described in Section 2.22 and the definition of “Eligible Assignee”.

“Offer Price” as defined in the definition of “Dutch Auction”.

“Parent Cancellation” means the cancellation and forgiveness by Parent of all Loans and related Obligations acquired in connection with an Affiliated Lender Purchase, which cancellation shall be consummated as described in Section 2.22 and the definition of “Eligible Assignee”.

“Parent Contribution” means at any time on or after the date of an Affiliated Lender Purchase by Parent, a contribution by the Parent of the Term Loans acquired by Parent in such Affiliated Lender Purchase to Holdings in the manner described in Section 2.22.

“Purchase” as defined in the definition of “Dutch Auction”.

“Purchase Amount” as defined in the definition of “Dutch Auction”.

“Purchase Notice” as defined in the definition of “Dutch Auction”.

“Qualifying Bids” as defined in the definition of “Dutch Auction”.

“Qualifying Lenders” as defined in the definition of “Dutch Auction”.

“Qualifying Loans” as defined in the definition of “Dutch Auction”.

“Reply Amount” as defined in the definition of “Dutch Auction”.

“Return Bid” as defined in the definition of “Dutch Auction”.

(ii)           The definition of “Applicable Margin” set forth in Section 1.1 of the Credit Agreement is hereby amended by deleting the table set forth therein in its entirety and substituting the following therefor:

Consolidated Leverage Ratio	Applicable Margin for Eurodollar Rate Revolving Loans	Applicable Margin for Eurodollar Rate Term Loans
> 3.00:1.00	4.75%	3.75%
< 3.00:1.00 > 2.50:1.00	4.50%	3.50%
< 2.50:1.00 > 2.00:1.00	4.25%	3.50%
< 2.00:1.00	4.00%	3.50%

(iii)          The definition of “Applicable Margin” set forth in Section 1.1 of the Credit Agreement is hereby further amended by (x) deleting the phrase “and (b) thereafter,” set forth in the first sentence thereof and inserting in lieu thereof the phrase “, (b) from the First Amendment Effective Date until the date of delivery of the Compliance Certificate and the financial statements in respect of the second complete Fiscal Quarter elapsed following the First Amendment Effective Date, a percentage, per annum, determined by reference to the following table as if the Consolidated Leverage Ratio then in effect were in excess of 3.00:1.00 and, thereafter,” and (y) inserting the phrase “(a) from the First Amendment Effective Date until the date of delivery of the Compliance Certificate and the financial statements in respect of the second complete Fiscal Quarter elapsed following the First Amendment Effective Date, a percentage, per annum, determined by reference to the following table as if the Consolidated Leverage Ratio then in effect were in excess of 3.00:1.00 and (b), thereafter” immediately after the phrase “(ii) with respect to Revolving Loans that are Eurodollar Loans,” set forth therein.

(iv)          The definition of “Consolidated Adjusted Debt” set forth in Section 1.1 of the Credit Agreement is hereby amended by deleting the definition in its entirety and substituting the following therefor:

“Consolidated Adjusted Debt” means, as of the last day of any period, the sum of (a) Funded Debt of Borrower and its Restricted Subsidiaries as of such date less the amount of unrestricted and unencumbered Cash and Cash Equivalents of Borrower and its Restricted Subsidiaries as of such date (provided that, Cash and Cash Equivalents subject to Liens granted under the Security Documents shall not be deemed to be restricted or encumbered as a result thereof), less any amount of Subordinated Debt included as Funded Debt at such date which constitutes a Permitted Subordinated Refinancing incurred under Section 6.2(k) (provided that the initial principal amount of such Subordinated Debt issued in connection with any such Permitted Subordinated Refinancing is no less than $100,000,000 and the aggregate principal amount of such Subordinated Debt which may be excluded from Consolidated Adjusted Debt shall not exceed $200,000,000), and (b) the product of 8 times Consolidated Lease Expense for such period.

(v)           The definition of “Consolidated EBITDA” set forth in Section 1.1 of the Credit Agreement is hereby amended by inserting the phrase “(including any gains or income associated with cancellation of indebtedness)” immediately after the phrase “minus (b) the amounts included by Borrower and its Restricted Subsidiaries in determining such Consolidated Net Income for such period representing (x) noncash gains” set forth therein.

(vi)          The definition of “Consolidated Net Income” set forth in Section 1.1 of the Credit Agreement is hereby amended by inserting the phrase “and from any cancellation of indebtedness gains or income” immediately after the phrase “(d) all gains (but not losses) that are either extraordinary (as determined in accordance with GAAP) or are either unusual or nonrecurring (including any gain from the sale or other disposition of assets outside the ordinary course of business or from the issuance or sale of any capital stock” set forth therein.

(vii)         The definition of “Consolidated Total Debt” set forth in Section 1.1 of the Credit Agreement is hereby amended by deleting the definition in its entirety and substituting the following therefor:

“Consolidated Total Debt” means, at any date of determination, the aggregate principal amount of all Funded Debt of Borrower and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP, less the amount of unrestricted and unencumbered Cash and Cash Equivalents of Borrower and its Restricted Subsidiaries as of such date (provided that, Cash and Cash Equivalents subject to Liens granted under the Security Documents shall not be deemed to be restricted or unencumbered as a result thereof); provided that Consolidated Total Debt shall be further reduced, solely for purposes of determining compliance with the covenants set forth in Section 6.1(b), by any amount of Subordinated Debt included as Funded Debt at such date which constitutes a Permitted Subordinated Refinancing incurred under Section 6.2(k) (provided that the initial principal amount of such Subordinated Debt issued in connection with any such Permitted Subordinated Refinancing is no less than $100,000,000 and the aggregate principal amount of such Subordinated Debt which may be excluded from Consolidated Total Debt for purposes of determining compliance with the covenants set forth in Section 6.1(b) shall not exceed $200,000,000).

(viii)        The definition of “Default Period” set forth in Section 1.1 of the Credit Agreement is hereby amended by inserting the phrase “that caused a Funding Default” immediately after the phrase “means, with respect to any Defaulting Lender” set forth therein.

(ix)           The definition of “Defaulted Loan” set forth in Section 1.1 of the Credit Agreement is hereby amended by deleting the phrase “as defined in Section 2.20(g)” set forth therein and inserting in lieu thereof the phrase “as defined in the definition of “Defaulting Lender”“ set forth therein.

(x)            The definition of “Defaulting Lender” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Defaulting Lender” means (1) any Lender that (x) defaults in its obligation to fund or (y) notifies the Administrative Agent or a Loan Party that it does not intend to satisfy any such obligation to fund, any Revolving Loan or its portion of any unreimbursed payment under Section 2.3(b)(iv) or 2.4(e) (in each case, a “Defaulted Loan” and any such default or notification, a “Funding Default”); (2) any

Revolving Lender that becomes insolvent or is the subject of a proceeding under the Bankruptcy Code, or any Federal, state or foreign bankruptcy, insolvency, receivership or similar law or the assets or management of which have been taken over by any Governmental Authority or (3) any Revolving Lender that is controlled (directly or indirectly) by or is a Subsidiary of a Person that has become insolvent or is the subject of a proceeding under the Bankruptcy Code, or any Federal, state or foreign bankruptcy, insolvency, receivership or similar law or the assets or management of which has been taken over by any Governmental Authority.

(xi)           The definition of “Eligible Assignee” set forth in Section 1.1 of the Credit Agreement is hereby amended by inserting the following phrase “(other than (1) Parent solely to the extent that Parent purchases or acquires Term Loans pursuant to a Dutch Auction and makes a Parent Contribution or effects a Parent Cancellation immediately upon such purchase or acquisition in a manner reasonably satisfactory to the Administrative Agent, (2) Holdings solely to the extent that Holdings purchases or acquires Term Loans pursuant to a Dutch Auction and effects a Holdings Cancellation immediately upon such purchase or acquisition in a manner reasonably satisfactory to the Administrative Agent, and (3) Holdings solely to the extent Holdings acquires Term Loans through a Parent Contribution and effects a Holdings Cancellation immediately upon such acquisition in a manner reasonably satisfactory to the Administrative Agent)” immediately after the following phrase set forth therein “provided that, no Affiliate or competitor of Borrower, or Terminated Lender shall be an Eligible Assignee”.

(xii)          The definition of “Funding Default” set forth in Section 1.1 of the Credit Agreement is hereby amended by deleting the phrase “as defined in Section 2.20(g)” set forth therein and inserting in lieu thereof the phrase “as defined in the definition of “Defaulting Lender”“ set forth therein.

(xiii)         The definition of “Interest Period” set forth in Section 1.1 of the Credit Agreement is hereby amended by deleting the phrase “an interest period of one, two, three, six or (if available to all Lenders with Loans affected thereby) twelve months” set forth therein and inserting in lieu thereof the phrase “an interest period of two, three, six or (if available to all Lenders with Loans affected thereby) twelve months”

(b)   Amendment to Section 2.3.  Section 2.3(b)(vi) of the Credit Agreement is hereby amended by (i) deleting the phrase “or (B) at a time when a Funding Default exists” set forth therein and inserting in lieu thereof the phrase “or (B) at a time when a Lender has become a Defaulting Lender or the Swingline Lender reasonably believes that a Revolving Lender will become a Defaulting Lender” and (ii) inserting the phrase “(or such potential Defaulting Lender’s)” (x) immediately after the phrase “with respect to the Defaulting Lender’s” set forth therein and (y) immediately after the phrase “by cash collateralizing such Defaulting Lender’s” set forth therein.

(c)   Amendment to Section 2.4.  Section 2.4(a) of the Credit Agreement is hereby amended by (i) deleting the phrase “provided further that, in the event a Funding Default exists” set forth therein and inserting in lieu thereof the phrase “provided further that, in the event a Lender has become a Defaulting Lender or the Issuing Bank reasonably believes that a Revolving Lender will become a Defaulting Lender”, (ii) inserting the phrase “(or such potential Defaulting Lender)” immediately after the phrase “with respect to the participation in Letters of Credit of the Defaulting Lender” set forth therein and (iii) inserting the phrase “(or such potential Defaulting Lender’s)” immediately after the phrase “including by cash collateralizing such Defaulting Lender’s” set forth therein.

(d)   Amendment to Section 2.8.  Section 2.8(c) of the Credit Agreement is hereby amended by deleting the phrase “Borrower shall be deemed to have selected an Interest Period of one month” set forth therein and inserting in lieu thereof the phrase “Borrower shall be deemed to have selected an Interest Period of three months”

(e)   Amendment to Section 2.14.  Section 2.14(d) of the Credit Agreement is hereby amended by deleting the phrase “provided that, if the Consolidated Leverage Ratio as at the end of such Fiscal Year shall be 3.75:1.00 or less, Borrower shall not be required to make the prepayments otherwise required hereby” set forth therein and inserting in lieu thereof the phrase “provided that, if the Consolidated Leverage Ratio as at the end of such Fiscal Year shall be 3.50:1.00 or less, Borrower shall not be required to make the prepayments otherwise required hereby”.  For the avoidance of doubt, it is understood and agreed that this amendment to Section 2.14(d) shall be applicable to prepayments of Consolidated Excess Cash Flow with respect to Fiscal Year 2008 and thereafter.

(f)    Amendment to Section 2.20.  Section 2.20(g) of the Credit Agreement is hereby amended by deleting the following phrase set forth therein:

“Anything contained herein to the contrary notwithstanding, in the event that any Lender, other than at the direction or request of any regulatory agency or authority, defaults (a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) any Revolving Loan or its portion of any unreimbursed payment under Section 2.3(b)(iv) or 2.4(e) (in each case, a “Defaulted Loan”), then (a) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents;”

and inserting in lieu thereof the following phrase:

“Anything contained herein to the contrary notwithstanding, in the event that (i) during any Default Period with respect to any Lender that has become a Defaulting Lender as a result of a Funding Default or (ii) for so long as any Lender is a Defaulting Lender for any other reason, each such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents;”.

(g)   Amendment to Section 2.21.  Section 2.21 of the Credit Agreement is hereby amended by (i) deleting the phrase “(b) (i) any Lender shall become a Defaulting Lender” and inserting in lieu thereof the phrase “(b) (i) any Lender shall default in its obligation to fund any Revolving Loan or its portion of any unreimbursed payment under Section 2.3(b)(iv) or 2.4(e)” set forth therein and (ii) by deleting the phrase “or (c)” set forth therein and inserting in lieu thereof the phrase “(c) any Lender shall otherwise become a Defaulting Lender other than as a result of a Funding Default; or (d)”.

(h)   New Section 2.22.  Section 2 of the Credit Agreement is hereby amended by adding the following as new Section 2.22 to the end thereof:

“2.22      Affiliated Lender Purchases.  Notwithstanding any provision in this Agreement or the other Loan Documents, (a) at the time of an Affiliated Lender Purchase by Parent, all of the Term Loans and related Obligations subject to such Affiliated Lender Purchase shall be contributed by Parent to Holdings or a Parent Cancellation shall be effected with respect to all of the Loans and related Obligations subject to such Affiliated Lender Purchase and (b) at the time of an Affiliated Lender Purchase by Holdings or a Parent Contribution to Holdings, a Holdings Cancellation shall be effected with respect to all of the Term Loans and related Obligations subject to such Affiliated Lender Purchase or Parent Contribution for no consideration, with the effect that such Term Loans and related Obligations shall for all purposes of this Agreement and the other Loan Documents no longer be outstanding, and the Borrower and the Guarantors shall no longer have any Obligations relating thereto, it being understood that such forgiveness and cancellation shall result in the Borrower, the Guarantors and Holdings being irrevocably and unconditionally released from all claims and liabilities relating to such Obligations which have been so cancelled and forgiven, and the Collateral shall cease to secure any such Obligations which have been so cancelled and forgiven; provided that concurrently therewith, the Borrower shall notify the Administrative Agent of the amount of the Term Loans forgiven and cancelled as provided above.  The documentation evidencing the forgiveness and cancellation of any Term Loans as provided above shall be reasonably satisfactory to the Administrative Agent.  It is acknowledged and agreed that no Parent Contribution, Parent Cancellation, Affiliated Lender Purchase or Holdings Cancellation shall constitute a voluntary repayment of Loans for purposes of this Agreement.”

(i)    Amendment to Section 5.2(b)(ii).  Section 5.2(b)(ii) of the Credit Agreement is hereby amended by inserting the following parenthetical immediately after the words “Compliance Certificate” set forth therein: “(which Compliance Certificate shall also set forth the aggregate principal amount of (A) all Affiliated Lender Purchases of Parent and Holdings and (B) all Parent Contributions, Parent Cancellations and Holdings Cancellations, in each case, made during the applicable accounting period)”.

(j)    Amendment to Section 6.1.  Section 6.1 of the Credit Agreement is hereby amended by deleting clauses (a) and (b) in their entirety and substituting the following therefor:

“(a)         Maximum Consolidated Adjusted Leverage Ratio.  Permit the Consolidated Adjusted Leverage Ratio as at the last day of any period of four consecutive Fiscal Quarters to exceed the correlative ratio indicated below:

Fiscal Quarter Ending	Consolidated Adjusted Leverage Ratio
1st Fiscal Quarter of 2006 through 4th Fiscal Quarter of 2006	6.00:1.00
1st Fiscal Quarter of 2007 through 4th Fiscal Quarter of 2007	6.00:1.00
1st Fiscal Quarter of 2008 through 2nd Fiscal Quarter of 2011	5.75:1.00
3rd Fiscal Quarter of 2011 through 4th Fiscal Quarter of 2011	5.50:1.00
1st Fiscal Quarter of 2012 and thereafter	5.25:1.00

(b)           Maximum Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive Fiscal Quarters to exceed the correlative ratio indicated below:

Fiscal Quarter Ending	Consolidated Leverage Ratio
1st Fiscal Quarter of 2006 through 4th Fiscal Quarter of 2006	4.00:1.00
1st Fiscal Quarter of 2007 through 4th Fiscal Quarter of 2007	4.00:1.00
1st Fiscal Quarter of 2008 through 2nd Fiscal Quarter of 2011	3.75:1.00
3rd Fiscal Quarter of 2011 through 4th Fiscal Quarter of 2011	3.50:1.00
1st Fiscal Quarter of 2012 and thereafter	3.25:1.00

(k)   Amendment to Section 6.3.  Section 6.3 of the Credit Agreement is hereby amended by (i) deleting the word “and” at the end of clause (m) thereof, (ii) deleting the period at the end of clause (n) thereof and inserting in lieu there of the phrase “; and” and (iii) inserting the following new clause (o):

“(o)         Liens on cash or cash equivalents of the Loan Parties securing obligations with respect to or in connection with any Defaulting Lender’s Pro Rata Share of (x) outstanding Swingline Loans or (y) Letter-of-Credit Usage.”

(l)    Amendment to Section 6.10.  Section 6.10 of the Credit Agreement is hereby amended by inserting the following clause in the last sentence thereof immediately after clause (y) thereof and before the period at the end of such sentence: “or (z) any acquisitions of Loans pursuant to an Affiliated Lender Purchase or Parent Contribution or any cancellation of Loans pursuant to a Holdings Cancellation or a Parent Cancellation”

(m)  Amendment to Section 7.1.  Section 7.1 of the Credit Agreement is hereby amended by inserting the following new clause (m):

“(m)        Holdings or Parent acquires Loans other than pursuant to the definition of “Dutch Auction” and Section 2.22;”.

(n)   Amendment to Section 9.6.  Section 9.6 of the Credit Agreement is hereby amended by inserting the following new clause (k) immediately after clause (j) thereof:

“(k)         Lender’s Acknowledgment; Affiliated Lender Representations and Warranties.

(i)            Each Lender acknowledges that Affiliated Lenders are Eligible Assignees hereunder and may purchase or acquire Term Loans hereunder from Lenders from time to time in accordance with the terms of this Agreement (including, without limitation, Section 9.6 hereof), subject to the restrictions set forth in the definitions of “Eligible Assignee” and “Dutch Auction” and in this clause (k).

(ii)           In connection with each Purchase Notice and each Affiliated Lender Purchase, the Borrower and each Affiliated Lender making such Purchase Notice and such Affiliated Lender Purchase represents and warrants, as of the date of each Purchase Notice by such Affiliated Lender and the effective date of any Affiliated Lender Purchase by such Affiliated Lender, to the Administrative Agent and each Lender that it is not in possession of any information with respect to any Loan Party or any of the Obligations that (x) has not been disclosed by or on behalf of the Loan Parties either (1) publicly, (2) to the Lenders generally or (3) otherwise been posted to that portion of the Intralinks site for the credit facilities that has been designated for “private-side” Lenders and (y) would reasonably be expected to have a material positive effect on the market price of the Loans or otherwise be material for purposes of United States Federal and state securities laws.

(iii)          Each Affiliated Lender agrees that, notwithstanding anything herein or in any of the other Loan Documents to the contrary, with respect to any Affiliated Lender Purchase, it shall have no right whatsoever, whether or not any Loan Party is subject to a bankruptcy or other insolvency proceeding, to (a) consent to any amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any other Loan Document; rather, all Loans and Commitments held by such Affiliated Lender shall be automatically voted pro rata according to all other votes with respect to the Loans and Commitments of all other Lenders (other than any Affiliated Lender) cast by such other Lenders in connection with any such amendment, modification, waiver, consent or other action, (b) require any Agent or other Lender to undertake any action (or refrain from taking any action) with respect to this Agreement or any other Loan Document, (c) otherwise vote on any matter related to this Agreement or any other Loan Document; rather any Loans held by an Affiliated Lender shall be automatically voted pro rata according to the votes with respect to the Loans and Commitments of all other Lenders in the aggregate (other than any Affiliated Lender), (d) attend any meeting in its capacity as a Lender with any Agent or other Lender or receive any information in its capacity as a Lender from any Agent or other Lender, (e) to have access to any communications on Intralinks or a substantially similar electronic transmission system, or (f) make or bring any claim, in its capacity as Lender, against the Administrative Agent or any Lender with respect to the duties and obligations of such Person under this Agreement and the other Loan Documents.

(iv)          At the time an Affiliated Lender is making purchases of Term Loans pursuant to a Dutch Auction it shall enter into an agreement with the Administrative Agent for the benefit of the Administrative Agent and the Lenders, setting forth the agreements, representations and warranties set forth in this clause (k) that are applicable to it, in a manner reasonably satisfactory to the Administrative Agent.”

(o)   Amendment to Exhibit E. Exhibit E (Assignment and Assumption Agreement) of the Credit Agreement is hereby amended by inserting the following provision to the end of Annex I of the Assignment and Assumption Agreement:

“4.           [To be included in this Assignment only in the case of an assignment by a Lender that is not an Affiliated Lender to an Affiliated Lender:  The Assignee (x) represents and warrants to the Administrative Agent and its Affiliates and each Lender that, it is not in possession of any information with respect to any Loan Party or any of the Obligations that (i) has not been disclosed by or on behalf of the Loan Parties either (1) publicly, (2) to the Lenders generally or (3) otherwise been posted to that portion of the Intralinks site for the credit facilities that has been designated for “private-side” Lenders and (ii) would reasonably be expected to have a material positive effect on the market price of the Loans or otherwise be material for purposes of United States Federal and state securities laws and (y) agrees to be bound, on behalf of itself and its successors and assigns, by the provisions of Section 9.6(k) of the Credit Agreement and the definition of “Eligible Assignee” set forth in the Credit Agreement.]”.

SECTION 3.           Amendment to Amended and Restated Guaranty and Collateral Agreement.  Each of the Lenders hereby consents to, and authorizes the Borrower, each Guarantor and the Administrative Agent to enter into an amendment to the Guaranty and Collateral Agreement amending subsection 6.4(ii) thereof to insert immediately after the phrase “(y) the amount of drawings honored by Issuing Banks under a Letter of Credit for which Issuing Bank has not then been reimbursed by any Lender or Borrower” set forth therein, the phrase “and (z) the amount of any Swingline Loans made by the Swingline Lender for which the Swingline Lender has not then been repaid by the Borrower or the Lenders”.

SECTION 4.Acknowledgement of Reimbursement Obligation.  The Borrower acknowledges that the costs and expenses of the Agents and its Affiliates for which it is responsible under Section 9.2 of the Credit Agreement include, without limitation, all actual and reasonable costs and expenses arising out of or relating to the Credit Agreement, the other Loan Documents and this Amendment (including reasonable fees and expenses of counsel to the Agents).  Without limiting the generality of the foregoing, the Borrower agrees to pay all invoices and statements for such costs and expenses submitted to the Borrower by the Agents or their Affiliates or directly submitted to the Borrower by any such legal counsel promptly after receipt of such invoices and statements by the Borrower.  The Borrower further agrees to pay all expenses of the Agents (including reasonable fees and expenses of counsel to the Agents) arising in connection with any Dutch Auction.

SECTION 5.           Conditions to Effectiveness of this Amendment.  This Amendment shall become effective when all the conditions set forth in this Section 5 shall have been satisfied (provided that such conditions are satisfied no later than January 20, 2009) (the date such conditions are satisfied being the “First Amendment Effective Date”).

(a)           Execution of Counterparts. The Administrative Agent shall have received (i) counterparts of this Amendment executed by the Borrower, Holdings and each Guarantor and (ii) Acknowledgment and Consents, in the form attached hereto as Exhibit A, duly executed by the Requisite Lenders.

(b)           Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken in connection with approval of this Amendment and the transactions contemplated hereby and all documents incidental thereto shall be satisfactory in form and substance to Administrative Agent and its counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

(c)           Payment of Fees and Expenses.  The Borrower shall have paid all fees agreed to among the Agents or any of their Affiliates and the Borrower and all the actual and reasonable costs and expenses relating to this Amendment and any associated Loan Documents, including the reasonable fees, expenses and disbursements of Skadden, Arps, Slate, Meagher & Flom LLP, as counsel for the Agents, in connection with the negotiation, preparation, execution and administration of this Amendment and for all services related to any of the Loan Documents from and after the Closing Date.

(d)           Legal Opinion.  The Administrative Agent shall have received an originally executed copy of the favorable written opinion of Hogan & Hartson L.L.P., counsel for the Loan Parties and Holdings, in form and substance reasonably satisfactory to the Administrative Agent covering such matters related to this Amendment and the other Loan Documents as the Administrative Agent may request.

(e)           Amendment Fee.  Borrower shall have paid to the Administrative Agent, for the account of each Lender who executes and delivers this Amendment prior to 3:00 p.m. New York time on January 16, 2009, an amendment fee in the amount of 0.50% of such Lender’s aggregate Term Loan Exposure and Revolving Loan Exposure under the Credit Agreement on such date.  The amendment fee will be paid to the Administrative Agent for distribution to such Lenders on the execution of this Amendment.

SECTION 6.     Representations and Warranties.  Each Loan Party and Holdings represents and warrants as follows:

(a)          Power; Authorization; Enforceable Obligations. Each Loan Party and Holdings has the requisite power and authority, and the legal right, to enter into this Amendment. Each Loan Party and Holdings has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of this Amendment. This Amendment constitutes a legal, valid and binding obligation of Holdings and each Loan Party signatory thereto, enforceable against Holdings and each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).  The Credit Agreement, as amended by this Amendment, constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(b)          No Legal Bar. The execution, delivery and performance of this Amendment will not violate any Requirement of Law or any material Contractual Obligation of Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Loan Documents).

(c)          Accuracy of Representations and Warranties. The representations and warranties of each Loan Party and Holdings set forth in the Loan Documents are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

(d)          No Default or Event of Default. As of the date hereof, after giving effect to this Amendment, no event has occurred and is continuing that would constitute an Event of Default or a Default.

SECTION 7.  Validity of Obligations and Liens.

(a)          Validity of Obligations.  The Borrower acknowledges and agrees that, as of the date hereof, the Borrower is indebted to the Lenders and the Agents for the Obligations, without defense, counterclaim or offset of any kind and the Borrower hereby ratifies and reaffirms the validity, enforceability and binding nature of such Obligations; provided, that no representation is made pursuant to this clause (a) with respect to any claims that may exist against Lehman Brothers or any affiliates thereof.

(b)          Validity of Guarantees.

(i)         Each Guarantor hereby (i) acknowledges and agrees to the terms of this Amendment and (ii) confirms and agrees that notwithstanding the effectiveness of this Amendment, the Guaranty and Collateral Agreement is, and shall continue to be, in full force and effect and the Guaranty and Collateral Agreement is hereby ratified and confirmed in all respects, except that, on and after the effectiveness of this Amendment, each reference in the Guaranty and Collateral Agreement to the “Credit Agreement”, “thereunder”, “thereof” or words of like import shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

(ii)        Holdings, as a Guarantor (as defined in the Guaranty and Pledge Agreement) under the Guaranty and Pledge Agreement hereby (i) acknowledges and agrees to the terms of this

Amendment and (ii) confirms and agrees that notwithstanding the effectiveness of this Amendment, the Guaranty and Pledge Agreement is, and shall continue to be, in full force and effect and the Guaranty and Pledge Agreement is hereby ratified and confirmed in all respects, except that, on and after the effectiveness of this Amendment, each reference in the Guaranty and Pledge Agreement to the “Credit Agreement”, “thereunder”, “thereof” or words of like import shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

(c)           Validity of Liens and Loan Documents.  Each Loan Party and Holdings ratifies and reaffirms the validity and enforceability (without defense, counterclaim or offset of any kind) of the Liens and security interests granted to secure any of the Obligations by any Loan Party and Holdings to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Loan Documents to which any Loan Party or Holdings is a party and hereby confirms and agrees that notwithstanding the effectiveness of this Amendment, and except as expressly amended by this Amendment, each Loan Document is, and shall continue to be, in full force and effect and each is hereby ratified and confirmed in all respects, except that, on and after the effectiveness of this Amendment, each reference in the Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import shall mean and be a reference to the Credit Agreement as amended by this Amendment.

SECTION 8.    Disclosure of Amendment Information.  The Borrower agrees for the benefit of the Lenders that no later than the date that is the earlier of (x) the date that is the second business day following the First Amendment Effective Date and (y) January 30, 2009, the Borrower shall take any actions (or cause its Affiliates to take any actions) that may be necessary under United States Federal and state securities laws to make this Amendment and other information and materials pertaining to this Amendment distributed to Lenders (other than projections and other forward looking information) as information that is either (i) publicly available or (ii) not material with respect to the Borrower and its subsidiaries or Affiliates or any of its or their respective securities for purposes of United States Federal and state securities laws.

SECTION 9. Governing Law.  This Amendment shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York.

SECTION 10.   Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by telecopier or electronic image scan transmission (e.g., PDF via electronic mail) shall be effective as delivery of an original executed counterpart of this Amendment.

SECTION 11.  Continuing Effectiveness. Except as modified by this Amendment, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects and this Amendment shall be a Loan Document for all purposes, and references in the Credit Agreement to “the date hereof” and “the date of this Agreement” and phrases of similar import, shall in all instances be references to, and continue to refer to, October 27, 2006, and not the date of this Amendment. This Amendment shall not constitute an amendment or waiver of any provision of the Credit Agreement not expressly referred to herein and shall not be construed as an amendment, waiver or consent to any action on the part of the Borrower, Holdings or any other Loan Party that would require an amendment, waiver or consent of any of the Lenders or the Administrative Agent except as expressly stated herein.

SECTION 12.  Severability.  In case any provision in or obligation under this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

SECTION 13.  Integration.  This Amendment, the Credit Agreement, the other Loan Documents and any separate letter agreements among the Borrower and the Administrative Agent or its affiliates relating to this Amendment or with respect to fees payable to the Administrative Agent (or its affiliates) constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

SECTION 14.WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 15.Headings.  Section and subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

SECTION 16.Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the Borrower and its successors and assigns, and upon the Agents and the Lenders and each of their respective successors and assigns.  The Borrower’s rights and obligations hereunder and any interest therein may not be assigned or delegated by the Borrower without the prior written consent of all Lenders.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

REGAL CINEMAS CORPORATION

By:	/s/ AMY MILES
Name: Amy Miles
Title: Executive Vice President and Chief Financial Officer

[Regal Cinemas Corporation - First Amendment to Fifth Amended and Restated Credit Agreement]

GUARANTORS:

REGAL CINEMAS, INC.
R.C. COBB, INC.
REGAL INVESTMENT COMPANY
A 3 THEATRES OF TEXAS, INC.
A 3 THEATRES OF SAN ANTONIO, LTD.,
by A3 Theatres of Texas, Inc., its General Partner
EASTGATE THEATRE, INC.
REGAL CINEMAS HOLDINGS, INC.
EDWARDS THEATRES, INC.
HOYTS CINEMAS CORPORATION
INTERSTATE THEATRES CORPORATION
FREDERICK PLAZA CINEMAS, INC.
RCI/RMS, LLC
REGAL GALLERY PLACE, LLC
UA SWANSEA, LLC
by Interstate Theatres Corporation, its sole member
UNITED ARTISTS PROPERTIES I CORP.
UNITED ARTISTS REALTY COMPANY
UNITED ARTISTS THEATRE COMPANY
RCI/FSSC, LLC
REGAL CINEMEDIA CORPORATION

By:	/s/ AMY MILES
Name: Amy Miles
Title: Executive Vice President and Chief Financial Officer

CONSOLIDATED THEATRES MANAGEMENT, L.L.C.
RICHMOND I CINEMA, L.L.C.

By REGAL CINEMAS, INC., Sole Member and Sole Manager

By:	/s/ AMY MILES
Name: Amy Miles
Title: Executive Vice President and Chief Financial Officer

REGAL ENTERTAINMENT HOLDINGS, INC.

By:	/s/ AMY MILES
Name: Amy Miles
Title: Executive Vice President and Chief Financial Officer

[Regal Cinemas Corporation - First Amendment to Fifth Amended and Restated Credit Agreement]

ADMINISTRATIVE AGENT:

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,
as Administrative Agent and as a Lender

By:	/s/ BILL O’DALY
Name: Bill O’Daly
Title: Director

By:	/s/ MIKHAIL FAYBUSOVICH
Name: Mikhail Faybusovich
Title: Vice President

[Regal Cinemas Corporation - First Amendment to Fifth Amended and Restated Credit Agreement]

EXHIBIT A
Form of Acknowledgment and Consent

To:	Credit Suisse, Cayman Islands Branch
Eleven Madison Avenue
New York, NY 10010
Attention: Agency Group

Re:	Consent to Regal Cinemas Corporation, First Amendment to Fifth Amended and Restated Credit Agreement

Ladies and Gentlemen:

Reference is hereby made to (i) the Fifth Amended and Restated Credit Agreement, dated as of October 27, 2006 (the “Credit Agreement”), among Regal Cinemas Corporation, a Delaware corporation, the several banks and other financial institutions or entities party thereto as lenders, and Credit Suisse, Cayman Islands Branch, as administrative agent, and Credit Suisse Securities (USA) LLC, as sole lead arranger and sole book runner and (ii) the First Amendment to the Credit Agreement in the form posted by the Administrative Agent via Intralinks, Syndtrak or a substantially similar electronic transmission system (the “First Amendment”).

The undersigned, in its capacity as a Lender under the Credit Agreement, hereby acknowledges and consents to the First Amendment and authorizes Credit Suisse, Cayman Islands Branch, in its capacity as Administrative Agent under the Credit Agreement, to execute the First Amendment on behalf of the undersigned.

By:
Name:
Title:

[Regal Cinemas Corporation - First Amendment to Fifth Amended and Restated Credit Agreement]